Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancFirst Corporation on Form S-3 of our report, dated March 11, 2016, on our audits of the consolidated financial statements of BancFirst Corporation as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which report is included in the Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 11, 2016, on our audit of the internal control over financial reporting of BancFirst Corporation as of December 31, 2015, which report is included in the Annual Report on Form 10-K.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Oklahoma City, Oklahoma

January 20, 2017